Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:	Vincent A. Paccapaniccia
Chief Financial Officer
(215) 569-9900
FOR IMMEDIATE RELEASE
October 27, 2015
CSS INDUSTRIES, INC. REPORTS RESULTS OF OPERATIONS
FOR THE THREE- AND SIX MONTHS ENDED SEPTEMBER 30, 2015
CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the three- and six months ended September 30, 2015. Sales for the second quarter of fiscal 2016 increased 5.1% to $111,477,000 from $106,092,000 in the second quarter of fiscal 2015, primarily due to higher shipments of Christmas bows and ribbon, all occasion stationery and ribbon products, and earlier shipping of Valentine products. These higher shipments were partially offset by lower shipments of Christmas tags and cards. Income before income taxes for the second quarter of fiscal 2016 was $17,653,000 compared to $15,485,000 in the second quarter of fiscal 2015. Net income for the second quarter of fiscal 2016 was $11,229,000, or $1.22 per diluted share, versus $9,847,000, or $1.05 per diluted share, in the second quarter of fiscal 2015.

Sales for the first six months of fiscal 2016 increased 0.9% to $155,705,000 from $154,349,000 in the first six months of fiscal 2015, primarily due to higher shipments of Christmas bows and ribbon, all occasion ribbon and earlier shipping of Valentine products, partially offset by lower shipments of Christmas tags and cards. Selling, general and administrative expenses for the first six months of fiscal 2016 increased 2.0% to $37,400,000 from $36,652,000 in the first six months of fiscal 2015, primarily due to higher amortization expense related to the acquisitions completed in the prior year, and higher marketing and severance costs. Income before income taxes for the first half of fiscal 2016 was $12,915,000 compared to $13,427,000 in the first half of fiscal 2015. Net income for the first half of fiscal 2016 was $8,161,000, or $0.87 per diluted share, versus $8,522,000, or $0.91 per diluted share, in the first half of fiscal 2015.

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers. These all occasion and seasonal products include decorative ribbons and bows, journals, boxed greeting cards, classroom exchange Valentines, gift tags, gift bags, gift card holders, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, infant and wedding photo albums, stationery, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2015 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
CSS’ consolidated results of operations for the three- and six months ended September 30, 2015 and 2014 and condensed consolidated balance sheets as of September 30, 2015, March 31, 2015 and September 30, 2014 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014

Sales	$111,477	$106,092	$155,705	$154,349
Costs and expenses
Cost of sales	73,686	70,695	105,472	104,353
Selling, general and administrative expenses	20,100	19,895	37,400	36,652
Interest (income) expense, net	(10)	17	(82)	(4)
Other expense (income), net	48	—	—	(79)

	93,824	90,607	142,790	140,922

Income before income taxes	17,653	15,485	12,915	13,427

Income tax expense	6,424	5,638	4,754	4,905

Net income	$11,229	$9,847	$8,161	$8,522

Net income per common share:
Basic	$1.23	$1.06	$0.88	$0.91
Diluted	$1.22	$1.05	$0.87	$0.91

Weighted average shares outstanding:
Basic	9,148	9,323	9,245	9,316
Diluted	9,237	9,397	9,345	9,393

Cash dividends per share of common stock	$0.18	$0.15	$0.36	$0.30

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2015	March 31, 2015	September 30, 2014
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$27,745	$36,429	$26,840
Short-term investments	24,929	69,845	29,961
Accounts receivable, net	95,080	42,052	97,502
Inventories	79,265	65,491	74,980
Deferred income taxes	4,652	4,375	4,287
Other current assets	10,587	11,235	14,347
Total current assets	242,258	229,427	247,917
Property, plant and equipment, net	25,769	25,493	25,854
Deferred income taxes	—	582	1,539
Other assets
Goodwill	15,820	15,820	15,083
Intangible assets, net	31,770	33,048	27,049
Other	5,810	5,103	4,191
Total other assets	53,400	53,971	46,323
Total assets	$321,427	$309,473	$321,633
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$27,165	$12,917	$27,505
Accrued payroll and other compensation	7,368	9,054	7,087
Accrued customer programs	3,920	4,042	5,687
Accrued income taxes	3,173	745	3,719
Other current liabilities	9,641	8,247	9,125
Total current liabilities	51,267	35,005	53,123
Deferred income taxes	239	—	—
Long-term obligations	4,295	4,213	4,680
Stockholders’ equity	265,626	270,255	263,830
Total liabilities and stockholders’ equity	$321,427	$309,473	$321,633